EX-34.10
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Option One Mortgage Corporation:

We have examined Option One Mortgage Corporation and its wholly owned subsidiaries, Premier Property Tax Services, LLC and First Option Asset Management Services' (the "Company's") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the transactions covered by this report which include publicly-issued asset-backed securities transactions issued on or after January 1, 2006, for which the Company acted as the master servicer or servicer during calendar 2007, involving first lien and second lien subprime residential mortgage loans, excluding loans originated and serviced by the Company and sold to Government Sponsored Enterprises such as FNMA ("Fannie Mae") and FHLMC ("Freddie Mac")(the "Platform") described in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(l)(iii), 1122(d)(3)(i)C and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with 1122(d)(4)
(vi) applicable to the Company during the year ended December 31, 2007. The Company made modifications to loans included in three securities transactions that were not in accordance with the transaction agreements.

Member of
Deloitte Touche Tohmatsu


(page)


In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned applicable servicing criteria for the Platform as of and for the year ended December 31, 2007.

/s/ Deloitte & Touche, LLP
Deloitte & Touche, LLP

March 14,2008

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